Education Management Corporation Announces Amendment of $1.5 Billion Credit Facility

PITTSBURGH, Dec. 6, 2010 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC), one of the largest providers of post-secondary education in North America, announced today that it has entered into an agreement to amend and extend its credit and guarantee agreement, which includes a $442.5 million revolving credit facility and a $1.1 billion term loan.  Under the agreement, revolving lenders have agreed to extend the maturity of commitments totaling $328.3 million under the facility from June 1, 2012 to June 1, 2015.  In addition, holders of an aggregate $761.6 million of the term loan have agreed to extend the maturity date from June 1, 2013 to June 1, 2016.

Lenders that agreed to extend the maturity of their revolving commitments will receive a margin increase of 2.5% from LIBOR + 1.5% to LIBOR + 4.0% and payment of an upfront fee.  Lenders with revolving commitments totaling $114.2 million have elected not to extend those commitments, which will mature on the original maturity date of June 1, 2012 and bear interest at the lower rate.

Lenders that agreed to extend the maturity of the term loan will receive a margin increase of 2.25% from LIBOR + 1.75% to LIBOR + 4.0% and payment of an upfront fee. Holders of an aggregate of $350.5 million of the term loan have elected not to extend the maturity date, and this amount will bear interest at the lower rate and will mature on June 1, 2013, the original maturity date.

The Company expects to record additional interest expense of $1.6 million and one-time charges of $4.5 million in its second fiscal quarter ending December 31, 2010 due to the amendment and extension of the credit and guarantee agreement.

The lenders also approved amendments to the credit and guaranty agreement, including a “springing maturity” of March 1, 2014 for the term loans in the event that the Company does not refinance, extend or pay in full its $375.0 million of Senior Notes due 2014 on or prior to March 1, 2014, an adjustment to the basket amount for capital expenditures and certain other purposes, and the ability to use cash to collateralize letters of credit.

The closing of the amendment to the credit and guarantee agreement is expected to occur December 7, 2010.

About Education Management

Education Management (www.edmc.com), with over 158,300 students as of October 2010, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 101 locations in 31 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Cautionary statements identifying certain factors, but not all factors, that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

FOR: Education Management Corporation
COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684

CONTACT:  James Sober, CFA, Vice President, Finance, Education Management Corporation, +1-412-995-7684